Exhibit 99.1

Explanation of Responses:

(1)	Reflects Class A ordinary shares, par value $0.0001 per share, of ProKidney Corp. (the “Class A ordinary shares”) directly held by Averill Master Fund, Ltd. (the “Averill Fund”).
(2)	Reflects 3,183,006 Class A ordinary shares directly held by the Averill Fund and 3,087,000 Class A ordinary shares directly held by SVAV Sponsor III, LLC (“SVAV”).
(3)	Reflects 3,184,068 Class A ordinary shares directly held by the Averill Fund and 3,087,000 Class A ordinary shares directly held by SVAV.
(4)	Reflects 3,186,168 Class A ordinary shares directly held by the Averill Fund and 3,087,000 Class A ordinary shares directly held by SVAV.
(5)
Mr. Cowen (i) may be deemed to control SVAV and therefore may be deemed to beneficially own the  Class A ordinary shares held by SVAV and (ii) may be deemed to control Suvretta Capital Management, LLC, the investment manager of the Averill Fund, and therefore may be deemed to beneficially own the Class A ordinary shares held by the Averill Fund.  Mr. Cowen disclaims beneficial ownership of the Class A ordinary shares reported herein except to the extent of any indirect pecuniary interest therein.